UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2010, Kite Realty Group Trust (the “Company”) and Kite Realty Group, L.P., the Company’s operating partnership, entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 2,600,000 of its 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Preferred Shares”).

The underwriting discount with respect to the Preferred Shares was $0.7875 per share, which totaled $2,047,500.  Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 390,000 Preferred Shares. The Company estimates that the net proceeds from this offering will be approximately $62.7 million, or approximately $72.1 million if the Underwriters’ over-allotment option is exercised in full.  The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement. The Company currently expects that the offering of the Preferred Shares will close on or about December 7, 2010.

The Company intends to use a portion of the net proceeds from this offering to repay in full its unsecured Term Loan. The Company intends to use the remaining net proceeds initially to repay borrowings under its revolving credit facility, which funds ultimately may be used for working capital and general corporate purposes, including, without limitation, the acquisition of properties.

The Underwriters have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of Raymond James & Associates, Inc., KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC act as lenders under the Company’s unsecured Term Loan, and affiliates of Citigroup Global Markets Inc., Raymond James & Associates, Inc., KeyBanc Capital Markets Inc. and BMO Capital Markets Corp. act as lenders under the Company’s revolving credit facility. As such, these affiliates will receive a portion of the proceeds from this offering through the repayment of the Company’s unsecured Term Loan and revolving credit facility.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 8.01.	Other Events.

The transfer agent, registrar, dividend disbursing agent and redemption agent for the Company’s common shares and the Preferred Shares is currently the Bank of New York Mellon. On or about December 13, 2010, the Company anticipates changing its transfer agent, registrar, dividend disbursing agent and redemption agent for its common shares and the Preferred Shares to StockTrans, Inc.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement dated November 30, 2010, by and among the Company and Citigroup Global Markets Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares
8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters
23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: December 3, 2010	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1
Underwriting Agreement dated November 30, 2010, by and among the Company and Citigroup Global Markets Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares
8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters
23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)